Exhibit 99.1

KALA BIO Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Corporate Update

-- Randomized 87 patients to date in Phase 2b CHASE trial of KPI-012 in Persistent Corneal Epithelial Defect (PCED)–

--Continuing enrollment into 2Q25; currently targeting topline data in 3Q25—

-- Raised $10.75 million in private placement financing with participation from SR One, Cormorant Asset Management, Woodline Partners and another life sciences-focused investor—

-- Cash resources of $51.2 million as of December 31, 2024, expected to fund operations into 1Q 2026—

ARLINGTON, Mass., March 31, 2025 – KALA BIO, Inc. (NASDAQ:KALA), a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the eye, today reported financial results for the fourth quarter and full year ended December 31, 2024 and provided a corporate update.

“We are well-positioned this year to execute our clinical and strategic priorities, with KPI-012 at the center of our efforts,” said Todd Bazemore, interim Chief Executive Officer of KALA BIO. “We are encouraged by the potential of KPI-012 to address all underlying etiologies of PCED and significantly improve patient outcomes. With the recent uptick in enrollment in the Phase 2b CHASE trial, we have now randomized 87 patients. Upon review of only the masked screening and baseline data, we have decided to extend enrollment to account for 13 patients who were enrolled and treated based on the investigators’ determination of the presence of a PCED which was subsequently not verified by the central reading center. We now plan to report topline results in the third quarter of 2025. If successful the CHASE trial could serve as the first of two pivotal trials required to support a BLA submission, bringing us one step closer to potentially delivering the first FDA-approved treatment option for all patients with PCED regardless of etiology.”

Mr. Bazemore continued, “Additionally, we recently completed a $10.75 million private placement financing, which has strengthened our balance sheet and extended our cash runway into the first quarter of 2026. We look forward to reporting topline clinical data in the third quarter and continuing to advance our MSC-S platform technology for the treatment of rare and severe ocular diseases.”

Fourth Quarter and Recent Business Highlights:

KALA’s innovative pipeline is based on its proprietary mesenchymal stem cell secretome (MSC-S) platform. KALA believes the multifactorial mechanism of action of its MSC-S platform technology may enable it to generate product candidates for a range of ocular orphan diseases and is evaluating the potential development of this technology for multiple rare, front- and back-of-the-eye diseases.

KALA’s lead product candidate, KPI-012 contains growth factors, protease inhibitors, matrix proteins and neurotrophic factors to potentially correct the impaired corneal healing that is an underlying etiology of multiple severe ocular diseases.

KALA is initially developing KPI-012 for the treatment of PCED, a persistent, non-healing corneal defect or wound that is refractory to conventional treatments which, if left untreated, can lead to significant complications, including infection, corneal perforation/scarring and vision loss. PCED has an estimated incidence of approximately 100,000 patients in the U.S., representing a potentially sizeable market opportunity as there are currently no U.S. Food and Drug Administration (FDA)-approved prescription products with a broad indication covering all underlying etiologies of PCED.

●	KALA continues to enroll patients in the CHASE (Corneal Healing After SEcretome therapy) Phase 2b clinical trial evaluating KPI-012 for the treatment of PCED and plans to report topline data in the third quarter of 2025. The Company has also activated clinical trial sites in Latin America. Contingent on positive results and subject to discussion with regulatory authorities, the Company believes the CHASE Phase 2b trial could potentially serve as the first of two pivotal studies required to support the submission of a Biologics License Application (BLA) to the FDA.

●	KALA is also exploring the potential of KPI-012 for additional rare, front-of-the-eye diseases, including Limbal Stem Cell Deficiency (LSCD) and other corneal diseases. LSCD is characterized by the loss or deficiency of limbal epithelial stem cells, which can result in recurrent epithelial breakdown, conjunctivalization, inflammation, neovascularization and other sequalae that can lead to significant symptomology and a loss of corneal clarity and vision impairment. Like PCED, LSCD represents a potentially substantial market opportunity, with an estimated incidence of 100,000 patients in the U.S.

KPI-014, KALA’s preclinical program to evaluate the utility of its MSC-S platform for inherited retinal degenerative diseases, contains neurotrophic factors, growth factors, anti-inflammatory or immune-modulatory factors and antioxidant inhibitors with the potential to protect and preserve retinal cell function. Secretomes have demonstrated a neuroprotective effect in both in vitro and in vivo models of retinal degeneration. KALA believes KPI-014 could offer a gene-agnostic approach for the treatment of rare inherited retinal diseases, such as Retinitis Pigmentosa and Stargardt Disease.

Corporate Updates:

●	In December 2024, KALA announced the completion of a private placement financing, raising aggregate gross proceeds of $10.75 million. The financing included participation from both new and existing investors, including SR One, Cormorant Asset Management, Woodline Partners and another life sciences-focused investor. In the private placement, KALA sold 1,340,603 shares of its common stock at a price of $6.44 per share and 3,286 shares of its Series I Preferred Stock at a price of $644.00 per share.

Financial Results:

Cash Position: As of December 31, 2024, KALA had cash and cash equivalents of $51.2 million, compared to $49.2 million as of September 30, 2024. This increase reflects gross proceeds of $10.75 million received from KALA’s December 2024 private placement financing and $2.5 million received under the CIRM award in December 2024, partially offset by a prepayment of $5.0 million in principal and fees on its debt facility as well as cash used in operations. Based on its current plans, KALA anticipates that its cash resources as of December 31, 2024 will enable it to fund operations into the first quarter of 2026.

Financial Results for the Three Months Ended December 31, 2024:

●	G&A Expenses: For the quarter ended December 31, 2024, general and administrative (G&A) expenses were $4.2 million, compared to $4.6 million for the same period in 2023. This decrease was primarily due to a decrease in employee-related costs.
●	R&D Expenses: For the quarter ended December 31, 2024, research and development (R&D) expenses were $5.3 million, compared to $4.7 million for the same period in 2023. The increase was primarily due to an increase in KPI-012 development costs, as KALA advances the clinical development of KPI-012, and employee-related costs.
●	Loss on Fair Value Remeasurement of Contingent Consideration: The was no gain or loss on fair value remeasurement of contingent consideration, in connection with the Combangio acquisition, for the quarter ended December 31, 2024. For the quarter ended December 31, 2023, the loss on fair value remeasurement of continent consideration was $0.3 million.
●	Operating Loss: For the quarter ended December 31, 2024, loss from operations was $9.5 million, compared to $9.6 million for the same period in 2023.

●	Net Loss: For the quarter ended December 31, 2024, net loss was $8.2 million, or $1.74 per share, compared to a net loss of $8.6 million, or $3.18 per share, for the same period in 2023. The weighted average number of shares used to calculate net loss per share was 4.7 million for the quarter ended December 31, 2024 and 2.7 million for the quarter ended December 31, 2023.

Financial Results for the Full Year Ended December 31, 2024:

●	G&A Expenses: For the full year ended December 31, 2024, G&A expenses were $18.3 million, compared to $20.6 million for the same period in 2023. The decrease was primarily due to a decrease in administrative and professional service fees and a decrease in employee-related costs, partially offset by an increase in stock-based compensation expense.
●	R&D Expenses: For the full year ended December 31, 2024, R&D expenses were $22.1 million, compared to $18.6 million for the same period in 2023. The increase was primarily due to an increase in development costs, as KALA advances the clinical development of KPI-012, and an increase in employee-related costs.
●	Gain on Fair Value Remeasurement of Deferred Purchase Consideration: There was no gain or loss on fair value remeasurement of Deferred Purchase Consideration for the full year ended December 31, 2024 due to the final settlement of the liability in March 2023. For the full year ended December 31, 2023, the gain on fair value remeasurement of deferred purchase consideration was $0.2 million.
●	Loss on Fair Value Remeasurement of Contingent Consideration: For the full year ended December 31, 2024, the loss on fair value remeasurement of continent consideration, in connection with the Combangio acquisition, was $0.5 million, compared to $0.7 million for the same period in 2023.
●	Operating Loss: For the full year ended December 31, 2024, loss from operations was $41.0 million, compared to $39.7 million for the same period in 2023.
●	Net Loss: For the full year ended December 31, 2024, net loss was $38.5 million, or $10.15 per share, compared to a net loss of $42.2 million, or $17.35 per share, for the same period in 2023. The weighted average number of shares used to calculate net loss per share was 3.8 million for the full year ended December 31, 2024, and 2.4 million for the full year ended December 31, 2023.

About KALA BIO, Inc.

KALA is a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the eye. KALA’s biologics-based investigational therapies utilize KALA’s proprietary mesenchymal stem cell secretome (MSC-S) platform. KALA’s lead product candidate, KPI-012, is a human MSC-S, which contains numerous human-derived biofactors, such as growth factors, protease inhibitors, matrix proteins and neurotrophic factors that can potentially correct the impaired corneal healing that is an underlying etiology of multiple severe ocular diseases. KPI-012 is currently in clinical development for the treatment of persistent corneal epithelial defect (PCED), a rare disease of impaired corneal healing, for which it has received Orphan Drug and Fast Track designations from the U.S. Food and Drug Administration. KALA is also targeting the potential development of KPI-012 for the treatment of Limbal Stem Cell Deficiency and other rare corneal diseases that threaten vision and has initiated preclinical studies to evaluate the potential utility of its MSC-S platform for retinal degenerative diseases, such as Retinitis Pigmentosa and Stargardt Disease. For more information on KALA, please visit www.kalarx.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Any statements in this press release about KALA’s future expectations, plans and prospects, including but not limited to statements about KALA’s expectations with respect to potential advantages of KPI-012 and its MSC-S platform; the clinical utility of KPI-012 for PCED; anticipated timelines to report topline data for the CHASE Phase 2b clinical trial of KPI-012; KALA’s belief that the Chase Phase 2b trial could serve as the first of two pivotal trials required to support the submission of a BLA to the FDA; KALA’s plans to pursue research and development of KPI-012 and its MSC-S platform for other indications; expectations about the potential benefits and future operation of the CIRM award; KALA’s ability to achieve the specified milestones and obtain the full funding under the CIRM award; the sufficiency of KALA’s existing cash resources for the period anticipated; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: KALA’s ability to comply with the requirements under the CIRM award; uncertainties inherent in the initiation and conduct of preclinical studies and clinical trials; uncertainties regarding availability and timing of data from clinical trials; whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials; whether results of the Phase 1b clinical trial of KPI-012 will be indicative of results for any future clinical trials and studies of KPI-012, including the CHASE Phase 2b clinical trial; whether interim data from a clinical trial will be predictive of the results of the trial; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; KALA’s ability to retain and hire key personnel; KALA’s ability to comply with the covenants under its loan agreement, including the requirement that its common stock continue to be listed on The Nasdaq Stock Market; the sufficiency of cash resources and need for additional financing and other important factors, any of which could cause KALA’s actual results to differ from those contained in the forward-looking statements, discussed in the “Risk Factors” section of KALA’s Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and other filings KALA makes with the Securities and Exchange Commission. These forward-looking statements represent KALA’s views as of the date of this press release and should not be relied upon as representing KALA’s views as of any date subsequent to the date hereof. KALA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables:

KALA BIO, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31	December 31,
	2024	2023
Cash and cash equivalents	$51,181	$50,895

Total assets	55,483	55,949
Working capital (1)	35,841	44,524
Current portion of long-term debt	10,336	—
Long‑term debt, net of discounts	20,102	34,190
Other long‑term liabilities	6,093	5,909
Total stockholders’ equity	12,332	7,504

(1) The Company defines working capital as current assets less current liabilities. See the Company’s consolidated financial statements for further information regarding its current assets and current liabilities.

KALA BIO, Inc.

Consolidated Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Costs and expenses:
General and administrative	$4,201	$4,623	$18,340	$20,567
Research and development	5,258	4,718	22,094	18,586
Gain on fair value remeasurement of deferred purchase consideration	—	—	—	(230)
Loss on fair value remeasurement of contingent consideration	—	278	549	740
Total costs and expenses	9,459	9,619	40,983	39,663
Loss from operations	(9,459)	(9,619)	(40,983)	(39,663)
Other income (expense):
Interest income	478	610	2,056	2,711
Interest expense	(1,392)	(1,468)	(5,783)	(5,814)
Grant income	2,198	1,855	6,199	4,825
Other expense, net	—	(5)	—	(4,258)
Total other income (expense)	1,284	992	2,472	(2,536)
Net loss	$(8,175)	$(8,627)	$(38,511)	$(42,199)
Net loss per share attributable to common stockholders - basic and diluted	$(1.74)	$(3.18)	$(10.15)	$(17.35)
Weighted average shares outstanding - basic and diluted	4,694,611	2,712,475	3,796,047	2,432,008

Investor Contact:

Taylor Steiner
taylor.steiner@precisionaq.com
212-362-1200